Exhibit 99.4

                      Press Release Announcing Election of
                    Harry J. Pearce as Chairman of the Board









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                MDU Resources Names Pearce Chairman of the Board

BISMARCK, N.D. - Aug. 17, 2006 -- MDU Resources Group, Inc. (NYSE:MDU) announced today the election of Harry J. Pearce, 63, lead director, to the position of chairman of the board. Pearce replaces Martin A. White, who retired today as chairman and chief executive officer. Terry D. Hildestad was named president and chief executive officer for the corporation and was also named to the board.

"Harry is the ideal person to be MDU Resources' next chairman," said White. "In his career, Harry rose to the heights of success in corporate America, and he did it while maintaining the highest standards of integrity. He gained the respect of all those who came in contact with him. On our board, Harry has shown visionary leadership in many areas, but especially in corporate governance, director education, performance-based compensation and risk management. His dedication to MDU Resources' shareholders, customers and employees is evident in everything he does, and I am confident he will guide the corporation to accomplish great things in the coming years."

Pearce, a North Dakota native, has served on MDU Resources' board since 1997, serving on the Audit Committee and the Nominating and Governance Committee as well as serving as a member and chairman of the Compensation Committee. He was elected vice chairman in 2000 and lead director in 2001.

As a senior partner in the law firm of Pearce & Durick in Bismarck, Pearce represented General Motors and other industrial companies nationwide in product liability cases for 15 years. He went to work for GM, starting as associate general counsel in October 1985, rising to vice president and general counsel, executive vice president and finally vice chairman and director. He retired from that position in 2001 and was elected chairman of the Hughes Electronics Corporation Board of Directors, an office he held until May 2003.

In addition to his service to MDU Resources, Pearce currently serves as chairman of the board for Nortel Networks Corp., chairman of The Marrow Foundation, chairman of the National Defense University Foundation and president of the Leukemia & Lymphoma Society Research Foundation. He serves on the boards of Marriott International, Inc., Howard University and Northwestern University. He is a fellow of the American College of Trial Lawyers and a member of the International Society of Barristers. He is a founding member of the Minority Counsel Demonstration Program of the American Bar Association's Commission on Opportunities for Minorities in the Profession.




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